PUBLIC STORAGE, INC.
          EXHIBIT 11 - STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE

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Earnings Per Share:                                              For the Three Months Ended           For the Nine Months Ended
-------------------                                                     September 30,                       September 30,
                                                                 -------------------------------    -------------------------------
                                                                     2005              2004             2005               2004
                                                                 --------------   --------------    ------------     --------------
                                                                          (amounts in thousands, except per share data)

Net income..................................................      $   128,344      $    97,515       $ 333,021        $   258,942

Less: Cumulative Preferred Stock Dividends:
   9.50% Cumulative Preferred Stock, Series D...............                -             (705)              -             (2,131)
   10.00% Cumulative Preferred Stock, Series E..............                -           (1,372)           (457)            (4,116)
   9.75% Cumulative Preferred Stock, Series F...............                -           (1,403)         (1,884)            (4,205)
   8.25% Cumulative Preferred Stock, Series K...............                -                -               -               (501)
   8.25% Cumulative Preferred Stock, Series L...............                -                -               -             (1,818)
   8.75% Cumulative Preferred Stock, Series M...............                -             (629)              -             (3,089)
   8.60% Cumulative Preferred Stock, Series Q...............           (3,708)          (3,708)        (11,126)           (11,126)
   8.00% Cumulative Preferred Stock, Series R...............          (10,200)         (10,200)        (30,600)           (30,600)
   7.875% Cumulative Preferred Stock, Series S..............           (2,830)          (2,830)         (8,490)            (8,490)
   7.625% Cumulative Preferred Stock, Series T..............           (2,900)          (2,900)         (8,700)            (8,700)
   7.625% Cumulative Preferred Stock, Series U..............           (2,860)          (2,860)         (8,580)            (8,580)
   7.50% Cumulative Preferred Stock, Series V...............           (3,235)          (3,235)         (9,703)            (9,703)
   6.50% Cumulative Preferred Stock, Series W...............           (2,153)          (2,153)         (6,459)            (6,459)
   6.45% Cumulative Preferred Stock, Series X...............           (1,935)          (1,935)         (5,805)            (5,805)
   6.85% Cumulative Preferred Stock, Series Y...............             (685)            (685)         (2,055)            (2,048)
   6.25% Cumulative Preferred Stock, Series Z...............           (1,758)          (1,758)         (5,274)            (4,043)
   6.125% Cumulative Preferred Stock, Series A..............           (1,761)          (1,761)         (5,283)            (3,542)
   7.125% Cumulative Preferred Stock, Series B..............           (1,937)          (1,959)         (5,811)            (1,959)
   6.60% Cumulative Preferred Stock, Series C...............           (1,898)            (378)         (5,694)              (378)
   6.18% Cumulative Preferred Stock, Series D...............           (2,086)               -          (4,867)                 -
   6.75% Cumulative Preferred Stock, Series E...............           (2,384)               -          (4,102)                 -
   6.45% Cumulative Preferred Stock, Series F...............           (1,396)               -          (1,396)                 -
                                                                --------------   --------------    ------------     --------------
Total preferred dividends...................................          (43,726)         (40,471)       (126,286)          (117,293)
   Allocation of income to preferred shareholders based on
   redemptions of preferred stock (a).......................                -           (3,072)         (1,904)            (6,795)
                                                                --------------   --------------    ------------     --------------
Total net income allocated to preferred shareholders........       $  (43,726)     $   (43,543)      $(128,190)       $  (124,088)
                                                                ==============   ==============    ============     ==============
Total net income allocable to common shareholders...........       $   84,618      $    53,972        $204,831        $   134,854
                                                                ==============   ==============    ============     ==============
Allocation of net income to common shareholders by class:
  Net income allocable to shareholders of the Equity Stock,
  Series A..................................................       $    5,356      $     5,375        $ 16,087        $    16,126
      Net income allocable to shareholders of common stock..           79,262           48,597         188,744            118,728
                                                                --------------   --------------    ------------     --------------
                                                                   $   84,618      $    53,972        $204,831        $   134,854
                                                                ==============   ==============    ============     ==============
Weighted average common shares and equivalents outstanding:
   Basic weighted average common shares outstanding.........          128,006          128,085         128,191            127,635

  Net effect of dilutive stock options and restricted stock
  units - based on treasury stock method using average
  market price..............................................              736              741             653                910
                                                                --------------   --------------    ------------     --------------
   Diluted weighted average common shares outstanding.......          128,742          128,826         128,844            128,545
                                                                ==============   ==============    ============     ==============
Basic earnings per common and common equivalent share (a)...       $     0.62      $      0.38        $     1.47      $      0.93
                                                                ==============   ==============    ============     ==============
Diluted earnings per common and common equivalent share (a).       $     0.62      $      0.38        $     1.46      $      0.92
                                                                ==============   ==============    ============     ==============

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(a)  See Note 2 to the Company's  consolidated  financial  statements  regarding
     "Net Income per Common Share" and the underlying discussion on Emerging Issues Task Force Topic D-42.


Note: There are no securities outstanding which would have an anti-dilutive effect upon earnings per common share for each of the three and nine months ended September 30, 2005 and 2004.

                                   Exhibit 11